FOR IMMEDIATE RELEASE	NEWS
March 9, 2017	NYSE: NGS
Exhibit 99

NGS Reports Fourth Quarter 2016 Earnings of 9 cents per diluted share
Full Year 2016 Earnings of 50 cents per diluted share

MIDLAND, Texas March 9, 2017 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and year ended December 31, 2016. Financial results contained herein are preliminary and subject to the audited consolidated financial statements included in NGS's Form 10-K to be filed on or about March 10, 2017.

Revenue: Total revenue decreased to $16.7 million from $25.8 million, or 35%, for the three months ended December 31, 2016 compared to the same period ended December 31, 2015. This change was attributable to a decrease in rental revenue related to reduced activity in the upstream oil and natural gas industry due to low commodity prices. Total revenue increased between consecutive quarters by approximately $525,000 or 3.2%, to $16.7 million from $16.2 million, primarily due to an increase in compressor unit sales. Total revenue decreased to $71.7 million from $95.9 million, or 25.2%, for the year ended December 31, 2016, compared to the year ended December 31, 2015. This was primarily the result of a 25.8% decrease in rental revenue and a 26.4% decrease in sales revenue. The revenue decrease is due to reduced customer demand, resulting from the drop in oil prices.

Operating Income: Operating income for the three months ended December 31, 2016 was $967,000, compared to the comparative prior year's level of $4.6 million. This decrease was primarily due to a reduction in revenues, a high level of relatively fixed depreciation expense and charges related to the retirement of some rental fleet assets and inventory adjustments. Sequentially, operating income decreased to $967,000 for the three months ended December 31, 2016 from $1.8 million for the three months ended September 30, 2016 primarily due to a decrease in rental gross margins between the periods and our rental equipment retirement and inventory adjustments in the fourth quarter. Operating income for the year ended December 31, 2016 was $8.4 million, down 44% compared to last year's comparative period, primarily due to a decrease in rental revenue.

Adjusted Gross Margins: Total adjusted gross margin, exclusive of depreciation and amortization, for the three months ended December 31, 2016, decreased $3.9 million to $9.1 million from $13.0 million for the same period ended December 31, 2015. Overall adjusted gross margin percentage increased to 55% from 51% for this same comparative period. This increase was the result of higher margins in our total sales. Sequentially, total adjusted gross margin decreased to $9.1 million from $9.4 million due to lower margins on our rentals in the fourth quarter compared to the third quarter of 2016. For the comparative year ended periods, adjusted gross margins decreased from prior year to $39.8 million from $53.3 million and remained steady at 55.5% of revenue. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Net Income: Net income for the three months ended December 31, 2016 decreased to $1.2 million compared to net income of $3.3 million for the same period in 2015. Sequentially, net income decreased to $1.2 million for the fourth quarter of 2016 from $1.5 million. In the comparative year ended periods, net income decreased by $3.7 million to $6.5 million. Net income in the fourth quarter was positively impacted by research and development and domestic production tax adjustments.

Earnings per share: Comparing fourth quarter 2016 versus the same quarter 2015, earnings per diluted share was 9 cents down from 26 cents. Sequentially, diluted earnings per share decreased to 9 cents in the fourth quarter of 2016, down from 12 cents.

Adjusted EBITDA: Adjusted EBITDA decreased $3.2 million to $7.0 million or 42% of revenue for the three months ended December 31, 2016 compared to $10.2 million or 40% of revenue for the three months ended December 31, 2015. Adjusted EBITDA decreased by approximately $300,000 for the three months ended December 31, 2016, as compared to the sequential quarter. As a percentage of revenue for the same comparative period Adjusted EBITDA decreased to 42% from 45%. For the year ended December 31, 2016, Adjusted EBITDA decreased 27% to $30.8 million or 43% of revenue compared to the year ended December 31, 2015. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2016, cash and cash equivalents were approximately $64.1 million; working capital was $93.3 million with a debt level of $417,000 which was classified as current. Positive net cash flow from operating activities was approximately $32.8 million for the year ended December 31, 2016 compared to $41.6 million for 2015. The changes in operating cash flow relate to the cash contribution from net income, reduced capital expenditures on compressor equipment and normal changes in our working capital accounts.

Commenting on fourth quarter and year-end 2016 results, Stephen C. Taylor, President and CEO, said:

“As everyone is well aware, this past year was one of the toughest on record for the energy industry. Crude oil set a low price of $26 in February and the rest of the year reflected a continuing slowdown from the collapse in commodity prices. NGS, however, continued to have positive earnings throughout the year and delivered an enviable flow of free cash. We preserved our margins by maintaining relatively better pricing and stringent cost controls. It appears that utilization is bottoming, but we continue to think that our production-oriented business will experience pricing pressure into mid-year. While I am fairly confident that we are seeing early signs of a recovery, it won’t be without its fits and spurts. Longer term, and over the next couple of years in particular, NGS is well positioned in markets that should prosper and, along with our expanded product offerings, we think we can deliver notable incremental earnings.”

Selected data: The table below shows revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three months and year ended December 31, 2016 and 2015.  Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin (1)
	Three months ended December 31,				Three months ended December 31,
	2016		2015		2016		2015
	(dollars in thousands)
Rental	$12,497	74.8%	$17,626	68.4%	$7,765	62.1%	$10,938	62.1%
Sales	3,875	23.2%	7,847	30.5%	1,110	28.6%	1,920	24.5%
Service & Maintenance	331	2.0%	282	1.1%	251	75.8%	161	57.1%
Total	$16,703		$25,755		$9,126	54.6%	$13,019	50.5%

	Revenue				Adjusted Gross Margin (1)
	Year Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	(dollars in thousands)
Rental	$56,717	79.2%	$76,432	79.7%	$36,367	64.1%	$47,682	62.4%
Sales	13,621	19.0%	18,519	19.3%	2,497	18.3%	4,886	26.4%
Service & Maintenance	1,316	1.8%	968	1.0%	918	69.8%	696	71.9%
Total	$71,654		$95,919		$39,782	55.5%	$53,264	55.5%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2016	2015	2016	2015
Operating Income	$967	$4,643	$8,430	$15,147
Depreciation and amortization	5,425	5,518	21,796	22,758
Selling, general, and administration expenses	2,189	2,858	9,011	10,989
Loss on retirement of rental equipment	545	—	545	4,370
Adjusted Gross Margin	$9,126	$13,019	$39,782	$53,264

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization and loss on retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2016	2015	2016	2015
Net Income	$1,160	$3,277	$6,469	$10,147
Interest expense	2	2	8	15
Income (benefit) taxes	(174)	1,429	1,996	5,117
Loss on retirement of rental equipment	545	—	545	4,370
Depreciation and amortization	5,425	5,518	21,796	22,758
Adjusted EBITDA	$6,958	$10,226	$30,814	$42,407

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 9, 2017 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2016.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas and oil industry, i.e., coalbed methane, gas and oil shales and tight gas. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$64,094	$35,532
Trade accounts receivable, net of allowance for doubtful accounts of $597 and $833, respectively	7,378	9,107
Inventory, net of allowance for obsolescence of $15 and $12, respectively	25,833	27,722
Prepaid income taxes	1,482	81
Prepaid expenses and other	972	762
Total current assets	99,759	73,204
Rental equipment, net of accumulated depreciation of $126,096 and $111,293, respectively	174,060	191,933
Property and equipment, net of accumulated depreciation of $11,267 and $10,825, respectively	7,753	8,527
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,508 and $1,382, respectively	1,651	1,777
Other assets	262	73
Total assets	$293,524	$285,553
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$417	$—
Accounts payable	971	1,226
Accrued liabilities	2,887	3,071
Deferred income	2,225	271
Total current liabilities	6,500	4,568
Line of credit	—	417
Deferred income tax liability	53,745	56,458
Other long-term liabilities	325	129
Total liabilities	60,570	61,572
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,764 and 12,603 shares issued and outstanding, respectively	128	126
Additional paid-in capital	100,812	98,310
Retained earnings	132,014	125,545
Total stockholders' equity	232,954	223,981
Total liabilities and stockholders' equity	$293,524	$285,553

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except earnings per share) (unaudited)

	For the Years Ended December 31,
	2016	2015	2014
Revenue:
Rental income	$56,717	$76,432	$78,983
Sales	13,621	18,519	17,200
Service and maintenance income	1,316	968	791
Total revenue	71,654	95,919	96,974
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	20,350	28,750	31,522
Cost of sales, exclusive of depreciation stated separately below	11,124	13,633	11,297
Cost of service and maintenance, exclusive of depreciation stated separately below	398	272	328
Loss on retirement of rental equipment	545	4,370	—
Selling, general, and administrative expenses	9,011	10,989	10,334
Depreciation and amortization	21,796	22,758	21,507
Total operating costs and expenses	63,224	80,772	74,988
Operating income	8,430	15,147	21,986
Other income (expense):
Interest expense	(8)	(15)	(10)
Other income	43	132	182
Total other income, net	35	117	172
Income before provision for income taxes	8,465	15,264	22,158
Provision for income taxes:
Current	4,709	6,963	1,190
Deferred	(2,713)	(1,846)	6,840
Total income tax expense	1,996	5,117	8,030
Net income	$6,469	$10,147	$14,128
Earnings per share:
Basic	$0.51	$0.81	$1.14
Diluted	$0.50	$0.79	$1.11
Weighted average shares outstanding:
Basic	12,702	12,567	12,434
Diluted	12,935	12,793	12,721

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Years Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,469	$10,147	$14,128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,796	22,758	21,507
Deferred taxes	(2,713)	(1,846)	6,840
Gain on disposal of assets	(86)	(179)	(160)
Loss on retirement of rental equipment	545	4,370	—
Bad debt allowance	61	477	121
Inventory allowance	566	205	395
Stock based compensation	2,299	3,545	3,244
Gain on company owned life insurance	(14)	—	—
Changes in operating assets (increase) decrease in:
Trade accounts receivables	1,668	824	(3,779)
Inventory	2,117	5,382	(6,112)
Prepaid income taxes and prepaid expenses	(1,539)	5,774	(3,997)
Changes in operating liabilities increase (decrease) in:
Accounts payable and accrued liabilities	(439)	(7,220)	1,126
Current income tax liability	—	(1,230)	920
Deferred income	1,954	(1,364)	762
Other	159	(32)	(12)
Tax benefit from equity compensation	(72)	—	(419)
NET CASH PROVIDED BY OPERATING ACTIVITIES	32,771	41,611	34,564
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental, property and equipment	(4,307)	(12,504)	(53,342)
Purchase of company owned life insurance	(194)	—	—
Proceeds from sale of property and equipment	101	189	240
NET CASH USED IN INVESTING ACTIVITIES	(4,400)	(12,315)	(53,102)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities, net	(14)	(26)	(42)
Repayments of line of credit, net	—	—	(160)
Proceeds from exercise of stock options	1,042	776	59
Tax benefit from equity compensation	72	—	419
Taxes paid related to net share settlement of equity awards	(909)	(695)	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	191	55	276
NET CHANGE IN CASH AND CASH EQUIVALENTS	28,562	29,351	(18,262)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	35,532	6,181	24,443
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$64,094	$35,532	$6,181
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$8	$15	$10
Income taxes paid	$5,825	$6,530	$4,108
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$724	$2,309	$131
Transfer of inventory to property and equipment	$—	$1,624	$—
Property and equipment purchases included in accounts payable	$—	$—	$218